ASSIGNMENT AGREEMENT

THIS AGREEMENT is made and dated for reference effective as of the 1 day of June, 2005.

BETWEEN:

NANOMINERALS CORP., a company incorporated under the laws of the State of Nevada and having an address for delivery and notice located at P.O. Box 530696, Henderson, Nevada, U.S.A., 89053.

(hereinafter “NMC”)

OF THE FIRST PART

AND:

PHAGE GENOMICS INC. (TO BE RENAMED SEARCHLIGHT MINERALS CORP.), a company incorporated under the laws of the State of Nevada and having an address for delivery and notice located at 2215 Lucerne Circle, Henderson, Nevada, U.S.A., 89114.

(hereinafter “SMC”)

OF THE SECOND PART

WHEREAS:

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)
NMC has a Joint Venture Agreement (hereinafter “Project Agreement”) with Verde River Iron Company, LLC (hereinafter “VRIC”) to fund and develop the Clarkdale Slag Project (hereinafter “Project”), including the right to assign NMC’s interest in the Project to an entity controlled by NMC or controlled by the principles of NMC (Exhibit A). The Project Agreement was executed on May 20, 2005 and notification of receipt of funds ($530,000.00) was received by NMC on May 23, 2005. SMC desires NMC to assign its interest in the Project Agreement to SMC.

- Page 1 -

2)	NMC agrees to assign its interest in the Project Agreement to SMC subject to the following terms and conditions:

	a.	Repayment to NMC for Project acquisition costs of Six Hundred Ninety Thousand Dollars $690,000.00 (Exhibit B);

	b.	Assignment to NMC, or its designates, of a five percent (5%) Net Smelter Return Royalty payable from SMC’s share of production from the Project;

c.
Election of a principle or principles of NMC to SMC’s Board of Directors (hereinafter “New Directors”) so that the New Directors shall have a majority of the seats on the Board of Directors of SMC. This is a requirement for NMC to assign its interest in the Project Agreement to SMC (Exhibit A – Paragraph 19);

d.
Confirmation to NMC, on or before June 25, 2005, that SMC is in receipt of the funds from the underwriting agreement with Dominick & Dominick in the amount of Two Million Dollars ($2,000,000.00) less commissions; and

	e.	Receipt by NMC, or its designates, of 6,000,000 warrants from SMC to purchase 6,000,000 shares of SMC at an exercise price of $0.75 per share and a term of 10 years from the date of this Agreement.

3)
This Agreement is binding on NMC and SMC. By this Agreement, NMC and SMC agree to proceed as outlined above, with all of the terms and conditions contained in this Agreement, and to sign and deliver any additional documents that are reasonably necessary to carry out the intent of this Agreement. NMC and SMC agree to proceed in good faith and with all due haste, time being of the essence as to each and every term of this Agreement. The parties signing this Agreement unconditionally represent that they have the full authority to bind NMC and SMC, respectively, to all of the terms and conditions stated in this Agreement. The laws of the State of Nevada shall govern the validity, performance and enforcement of this Agreement.

- Page 2 -

4)
This Agreement may be executed in several counterparts and delivered by facsimile transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature pages and this Agreement may be executed by the affixing of the signature pages and all of such counterpart signature pages shall be read as though one and they shall have the same force and effect as though all the signers had signed a single signature page.

5)
Except as disclosed in the SMC Financial Statements provided to NMC, SMC has as of the date of this Agreement, any liabilities or obligation (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies, which, (A) were incurred in the ordinary course of business after the date of the Financial Statements, (B) were incurred in connection with the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby, or (C) would not, individually or in the aggregate, result in a Material Adverse Effect as to SMC.

IN WITNESS WHEREOF the Parties hereto have entered into this Agreement as of the day and year first written above.

NANOMINERALS CORP.
By:

/s/ Charles A. Ager
___________________________________
Dr. Charles A. Ager
Founder & Chairman

AND

PHAGE GENOMICS INC.
By:

/s/ K. Ian Matheson
____________________________________
Mr. K. Ian Matheson, C.A.
President

- Page 3 -

EXHIBIT A

NMC-VRIC JOINT VENTURE AGREEMENT

Joint Venture Agreement

This Joint Venture Agreement (the “Agreement”) is entered into and effective as of this 20 day of May, 2005.

1. The “Parties” to this Agreement are Verde River Iron Company, LLC, a Nevada limited liability company (“Verde”) and Nanominerals Corp., a Nevada corporation (“Nano”). Verde and Nano desire to enter into this Agreement for the purpose of jointly pursuing the processing of copper smelter slag at the Clarkdale smelter site in Clarkdale, Arizona. The Parties intend to process the slag to extract valuable minerals such as gold, silver, copper, zinc and iron for sale to the market. The slag is located on a parcel containing approximately two hundred (200) acres in the Town of Clarkdale, Arizona (the “Project Site”). An affiliated entity of Verde owns the slag and the Project Site, and Verde warrants that it has full legal authority to enter into this agreement.

2. Verde and Nano hereby agree to proceed in a joint venture in four (4) Phases as set forth on Exhibit A attached and made a part hereof and in accordance with the terms set forth in this Agreement. Providing that the drilling, coring and sampling of the slag pile as detailed in Phase 1 yields mutually acceptable results as further provided below, the parties agree to form a new limited liability company (“OPCO”), in order to process the slag on the Project Site. OPCO will extract, market and sell the valuable minerals and by-products obtained from the Project Slag for a profit. This joint pursuit of Verde and Nano through OPCO, is referred to as the “Project”. The Project shall be limited to a volume of slag that is equal to the greater of two-thirds (2/3) of the entire slag pile, or 20,000,000 tons (the “Project Slag”).

3. OPCO will be a limited liability company comprised of two (2), and only two members, Verde and Nano. Verde and Nano will each own fifty percent (50%) of OPCO. Verde and Nano will share equally in the profits of OPCO. OPCO will be a manager managed limited liability company that will have two (2) and only two managers. Verde will have the exclusive right to appoint one (1) manager, and Nano will have the exclusive right to appoint one (1) manager. All decisions involving the management, supervision and operation of OPCO will require the joint approval of both managers. Verde and Nano will agree upon a speedy means of arbitration to settle any dispute between the managers involving any decisions to be made regarding OPCO. Verde and Nano intend that this arbitration process will be implemented so as to prevent any possibility of a deadlock in the management of OPCO. The arbitration process will be guided by the overriding principle that all decisions are to be made in the best interest of the Project, within the confines of the express agreements between Verde and Nano as to their individual rights, duties and obligations.

4. For purposes of this Agreement, “Project Expenses” shall mean the costs and expenses necessary to complete Phase 1 through Phase 4 of the Project including the costs of: (i) consultants, architects, engineers, professionals and others employed to complete the items set forth in this paragraph 4, and to otherwise effect the overall goals of this Agreement; (ii) perfecting building and use permits and certificates of occupancy from the Town of Clarkdale, and any other permits necessary to conduct operations on the Project Site; (iii) making whatever improvements are necessary on the Project Site, including certifications for or improvements to existing buildings and other structures, and the construction of any out-buildings or other structures that may be necessary or required in order to perfect and maintain all necessary operating permits and/or certificates of occupancy; (iv) funding ancillary improvements to property surrounding the Project Site in conjunction with agreements between Verde, its affiliates and the Town of Clarkdale; (v) funding the administrative salaries of Verde, which shall be limited to the amount of $30,000 per month until “Full Project Funding” (defined below); (vi) providing insurance (Phase 2 forward) for Verde, its affiliates, Nano, its affiliates, OPCO and the Project Site including “all-risk” property casualty and damage covering all buildings, structures and equipment on the Project Site, and liability coverage in such amounts as may be required by Verde and Nano; (vii) constructing and operating pilot processing facilities (up to a maximum of 300 tons/day) as deemed necessary by the independent engineers in support of the Bankable Feasibility Study (Phase 2), including but not limited to the purchase of all equipment, all engineering, transportation, labor and other costs associated therewith; (vi) paying real property taxes on the Property Site and personal property taxes directly related to the Project; and (viii) paying any other items set forth on Exhibit B attached and made a part hereof.

5. Upon execution and delivery of this agreement by the Parties, Nano will contribute Five Hundred Thirty Thousand Dollars ($530,000.00) to Verde by immediate wire transfer to Verde’s account. This Agreement shall become effective only upon receipt of that payment, not later than two (2) business days after the execution and delivery of this Agreement by facsimile, as provided below. Nano understands and agrees that $100,000 of the $530,000 will be immediately disbursed to Gerald Lembas, a principal of Verde, $300,000 shall be used at the discretion of Verde for other than Project Expenses which will not be subject to review by Nano, and $30,000 will be used to pay administrative salaries of Verde’s key personnel. Nano shall continue to pay the amount of $30,000 to Verde for its administrative salaries on a monthly basis, in each successive month on same calendar day as the date of this Agreement. Verde shall use the remaining $100,000 solely for the purpose of paying the cost of, or reimbursing Verde for paying the outstanding liabilities as set forth in Exhibit B. These funds can also be used for paying Additional Project Expenses on a go-forward basis from the date of this agreement as set forth on Exhibit B.

6. Upon the execution and delivery of this Agreement, Nano will immediately proceed to engage the professionals necessary to complete Phase 1. The professionals engaged to perform Phase 1 and all contracts relating thereto and all criteria to be utilized in Phase 1 shall be mutually agreed upon by Nano and Verde prior to commencement. The full cost and expense of Phase 1 shall be borne solely by Nano. Prior to any professionals entering upon the slag pile for testing, Nano shall provide Verde with documentation evidencing the allocated funds to satisfy payment in payment in full of all amounts due under the contracts involved and all professionals shall execute and deliver to Verde signed lien waivers and releases for all work to be performed. Any and all reports generated by Phase 1 shall be certified to Verde and to Nano.

7. During Phase 1, the parties will proceed with the formation of OPCO, and Verde may incur and/or pay for such Project Expenses as defined above, as Verde reasonably deems necessary. In the event that Phase 1 extends beyond sixty (60) days from the date of this Agreement, Nano shall, within five (5) days after receipt of notice from Verde: (i) immediately reimburse Verde for any such Project Expenses paid for by Verde; (ii) pay the amount of any outstanding contracts or other such amounts due in relation to such Project Expenses; and (iii) thereafter continue to pay the cost of any and all ongoing Project Expenses. Upon completion of Phase 1, Nano shall have fourteen (14) days in which to elect whether or not it intends to proceed with the Joint Venture. If Nano elects to proceed, it shall be required to fund OPCO by depositing Three Million Dollars

($3,000,000.00) into OPCO’s account, with the Managers as joint signatories on that account. If for any reason Nano fails to make the $3,000,000 deposit within the 14-day period, or if Nano fails to contribute any additional amounts necessary to pay ongoing Project Expenses as set forth above, Verde may elect to terminate this Agreement, the Joint Venture and OPCO. In addition, prior to the completion of Phase 2, Nano may elect to terminate this Agreement, the Joint Venture and OPCO, by delivering thirty (30) days prior written notice to Verde. In the event of termination by Verde, Nano shall remain obligated to make any required payments for Project Expenses incurred by or contracted for by Verde, and any monthly payments coming due within the notice period, and Nano shall not be entitled to any reimbursement for funds invested. In the event of termination by Nano prior to completion of Phase 2, pursuant to the 30-day notice provision, Nano shall likewise be obligated to make any required payments for Project Expenses incurred by or contracted for by Verde and any monthly payments coming due within the notice period, but if Nano has made the $3,000,000 contribution, it shall be entitled to the return of any unused portion thereof after making the foregoing payments.

8. During Phase 2, OPCO will retain engineers to produce a Bankable Feasibility Study (the “Bankable Feasibility Study”). The criteria to be established in the Feasibility Study are set forth in Exhibit A. Nano will have until ninety (90) days after receiving the Bankable Feasibility Study (the “Funding Date), to contribute not less than Twenty-Seven Million Dollars ($27,000,000.00) to OPCO (“Full Project Funding”). Provided however, if at any time the Project requires additional funds to continue to operate, Nano will be obligated to contribute those funds. Verde is never obligated to contribute money to the Project. Subject to “Force Majeure” as defined below, in the event that Nano fails to make the full Project Funding contribution on or before the Funding Date, Verde may elect to terminate the Joint Venture and OPCO. Provided however, the Funding Date shall be extended for up to an additional fifteen (15) days so long as Nano is able to provide commercially reasonable evidence that the required contribution will be delivered to OPCO within that time frame. In addition, at any time after the completion of the Bankable Feasibility Study, Nano may elect to terminate the Joint Venture and OPCO by delivering thirty (30) days prior written notice to Verde. In the event that either Verde or Nano terminates the Joint Venture and OPCO, Nano shall remain obligated for the payment of any Project Expenses incurred by or contracted for by Verde and/or OPCO, and any monthly payments coming due to either of them within the notice period. In the event of termination by either party, provided that Phase 2 has been completed and provided that Nano has not otherwise defaulted in its obligations under this Agreement or under the operative agreements for OPCO, Verde will grant Nano an assignment of ten percent (10%) of Verde’s net operating profits from the Project, until such time as Nano has received an amount equal to two (2) times the amount of its total invested capital in the Project, at which time the assignment of profits shall terminate. The investment in Phase 2 and Phase 3 is estimated at a total of thirty million dollars ($30,000,000). To the extent that the cost of these Phases exceeds $30,000,000, Nano will receive priority distributions of cash flow from operations to reimburse them for the overage.

9. Nano is aware that in order for the Project to proceed, Gerald Lembas, a principal and/or affiliate of Verde’s must be paid the amount of Ten Million Dollars ($10,000,000.00) . Lembas will be paid $100,000 from the $530,000 advanced by Nano upon execution of this Agreement. From the Full Project Funding payment described above, an additional Six Million, Four Hundred Thousand Dollars ($6,400,000.00) will be paid to Verde, for disbursement to Lembas, through, and as directed by Verde. Verde and Nano also agree that the $3,500,000.00 balance of the $10,000,000 will be paid off from net cash flow of the Project before any money is withheld for reserves as provided below, or before any money is otherwise distributed to Verde or Nano. The balance of the Full Project Funding payment will be used to fund the Project. In the event that additional funds are required to complete the Project, it shall be the responsibility of Nano to invest whatever additional sums may be necessary to fund the Project. Funding of the Project is all inclusive. It includes all of the Project Expenses described above, and the amount necessary to purchase all of the equipment and machinery to construct and operate a “Full Production Module” as defined in the Bankable Fesibility Study, and the payment of all overhead and expenses of the Project until they can be funded from cash flow. A Full Production Module shall mean a processing plant or plants that are capable of processing approximately two thousand (2,000) tons of Project Slag per day.

10. Except as specifically provided above, none of the Full Project Funding contribution will be paid to Verde or returned to Nano. Any money left over once the Project is fully funded and cash-flowing, will be retained as a portion of the herein required operating reserves. After the payments described in paragraph 9 above are made, OPCO will not make any distributions of profits until the company has at least ten million dollars ($10,000,000) in operating reserves. After that, OPCO will continue to maintain at least $10,000,000 in reserves. To the extent that those reserves are after-tax dollars from profits, OPCO will always make distributions to Verde and Nano that are sufficient to cover the tax liability of their members as they set aside those funds as reserves. Other than as expressly stated in this Agreement, neither Verde nor Nano will be entitled to receive any amount from OPCO in consideration of their capital contributions, other than their share of the profits from the Project. The parties acknowledge that the Full Project Funding will fund the “Initial Phase” of the Project, which is one Full Production Module.

11. The parties agree that they will progress to Processing Plant Expansion (Phase 4) and construct additional Full Production Modules in accordance with the following protocol. For each 10,000,000 tons of slag or portion thereof comprising the Project Slag, the parties will construct an additional Full Production Module, or proportional part of a Full Production Module providing it is economically viable. Nano will fund the completion of all additional Full Production Modules and ancillary construction and/or renovation to buildings that may be required. As soon as Nano and Verde have each received distributions of profits equal to twenty-five million dollars ($25,000,000) net of estimated taxes, Nano will invest the amount necessary to complete another Full Production Module. That investment is estimated at ten million dollars ($10,000,000). To the extent that the cost of additional Full Production Modules exceeds $10,000,000, Nano will receive priority distributions of cash flow from operations to reimburse them for the overage. The foregoing procedure will be repeated so as to continuously complete the number of Project Modules necessary to process 2,000 tons of slag per day, for each 10,000,000 tons of slag, or portion thereof, comprising the total Project Slag. The parties intend that the foregoing procedure will be designed for a Project life of 15 - 20 years. In the event that Nano elects not to proceed with Processing Plant Expansion, then the balance of the Project Slag processing rights and license shall revert back to Verde. Provided however the foregoing provision shall not apply in the event that the engineers preparing the Bankable Feasibility Study determine that expansion is not economically viable at any particular time.

12. At the time Nano makes the $3,000,000 contribution, Verde will transfer to OPCO all rights to process the Project Slag to OPCO. Verde will also deliver a license for OPCO to use the Project Site for the Project. The license will give

OPCO the right to use any part of the site that is necessary for the success of the Project, including existing buildings and other structures. The parties agree that the Project Slag will be determined by the parties upon completion of Phase 1. The Project Slag will be delineated by allocating to OPCO, two-thirds (2/3) of the entire slag pile. The slag pile will be divided by mutual agreement of the parties, with the understanding that it must be done by creating a dividing line which cuts the slag pile in a reasonably straight-across manner, dividing the slag pile on a north-south basis. An example of a proposed division alignment is attached as Exhibit C. The Project Slag will be the 2/3 of the slag pile extending from the southerly boundary of the slag pile, and Verde shall retain the remaining 1/3 of the slag pile running from the northerly boundary at the Verde River. Verde agrees that should Phase 1 reveal any major discrepancies in the quality of the slag, the parties will use their best efforts to create a division of the slag pile subject to the foregoing criteria that allocates the most economically viable slag to OPCO. Verde agrees that throughout the term of the Project, Verde will not conduct any processing operations on its portion of the slag, at the Project Site. Verde will limit its use of its portion of the slag, and of the Project Site, to the shipment of raw slag. At no time will Verde do anything that unreasonably interferes with the operation of the Project.

13. Although the managers must jointly agree on all decisions involving OPCO, Verde and Nano agree that OPCO will primarily rely on Nano personnel to handle the “technical” side of the Project and on Verde personnel to handle the “business” side. The technical side includes every aspect of processing the slag, and the business side includes all other aspects of running the company. The managers will be paid a salary for running OPCO, and other key personnel from both Nano and Verde will be paid by OPCO as employees, consultants, agents or subcontractors, in key managerial and administrative positions on both the technical and business sides of the Project. The parties hereby agree that until such time as the Managers mutually agree to the contrary, from and after Full Project Funding is received, Nano and Verde will each receive the annual amount of Five Hundred Thousand Dollars ($500,000.00) as compensation for their administrative personnel

14. Nano represents, covenants and warrants that: (i) although Verde and/or its affiliates have provided Nano with substantial technical data relating to the slag, neither Verde nor any of its affiliates have made any representation or warranty of any kind relating to the amount or quality of the slag or the constituent minerals and/or by-products contained in the slag; (ii) neither Verde nor any of its affiliates have made any representation or warranty of any kind relating to the economic viability of the Project; (iii) that Verde is specifically relying upon Nano and its consultants to provide the information described in sub-paragraphs (i) and (ii) immediately above. Furthermore, Nano hereby indemnifies and holds Verde and its affiliates harmless from and against any and all claims, demands, causes of action or liability of any kind or nature that is related to or arises out of any regulatory or reporting requirements, and/or any investigatory actions by any governmental or quasi-governmental agency that are related to the participation in the Project by a company whose shares are publicly traded.

15. This Agreement is binding on Verde and Nano. By this Agreement, Verde and Nano agree to proceed as outlined above, to form and fund OPCO, to create an Operating Agreement for OPCO that reflects all of the terms and conditions contained in this Agreement, and to sign and deliver any additional documents that are reasonably necessary to carry out the intent of this Agreement. Verde and Nano agree to proceed in good faith and with all due haste, time being of the essence as to each and every term of this Agreement. The parties signing this Agreement unconditionally represent that they have the full authority to bind Verde and Nano, respectively, to all of the terms and conditions stated in this Agreement. The laws of the State of Arizona shall govern the validity, performance and enforcement of this Agreement. In the event of a dispute arising out of the terms hereunder, the prevailing party shall be awarded reasonable attorneys' fees in addition to court costs and other costs incidental thereto.

16. If any party hereto shall be prevented by “Force Majeure” from the timely performance of any obligation arising under this Agreement, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of Force Majeure. Force Majeure includes only the following causes beyond a party’s reasonable control that directly prevent such party from performing: (i) the imposition of any law, regulation, action or inaction by governmental authorities; (ii) the inability to obtain any permit or governmental authorization necessary to operate the Project; (iii) damage or destruction to the slag pile, plants or equipment by fire, explosion or flood; (iv) labor disputes or inability to obtain workmen or material; (v) delays in transportation; and (vi) acts of God.

17. The waiver by any party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, condition or covenant herein contained. Any and all rights, remedies and options given in this Agreement to any party shall be cumulative an in addition to and without waiver of or in derogation of any right or remedy given under any law now or hereafter in effect. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements, or oral agreements have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. This Agreement may not be changed, modified or rescinded, except in writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no force and effect.

18. "Affiliate" shall mean: (i) any person or entity directly or indirectly controlling, controlled by or under common control with, or related within the third degree of consanguinity to another person or entity; and/or, (ii) any person or entity owning or controlling any of the outstanding voting interest or securities of such other person or entity; and/or (iii) any officer, director, member, manager or partner of such person or entity, and (iv) if such person or entity is an officer, director or partner of a company, then any such company for which such person or entity acts in any such capacity.

19. Nano shall have the right to assign its rights under this Agreement to an entity controlled by Nano or the principals of Nano. Provided however, such assignment must be made prior to the formation of OPCO, and no such assignment shall in any way relieve Nano of its duties and obligations hereunder.

20. This Agreement may be executed in several counterparts and delivered by facsimile transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature pages and this Agreement may be executed by the affixing of the signature pages and all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all the signers had signed a single signature page.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year first above written.

Verde River Iron Company, LLC		Nanominerals Corp.

By:	“Harry B. Crockett”	By:	“Charles Ager”
	Harry B. Crockett		Charles Ager
	Managing Member		Chairman

Exhibit A

Phase 1 – Drilling & Ore Reserve Study

“Drilling & Ore Reserve Study” shall mean drilling, assaying and extraction tests of the Clarkdale Slag Project by independent engineers. This work will result in the production of a report that contains the extractable grade and tonnage of the slag pile (Ore Reserves). This study will be conducted in such a manner so as to classify the ore reserves in sufficient detail to support the Bankable Feasibility Study (Phase 2). The Drilling & Ore Reserve Study shall be certified to Nano and to Verde.

Phase 2 - Bankable Feasibility Study

“Bankable Feasibility Study” shall mean a report of the commercial, technical and environmental feasibility of processing and selling metals and other products from a deposit. Such a study shall include, in reasonable detail, an estimate of mineral resources (ore reserves); necessary pilot studies; description of the processing and waste disposal (if any) methods; environmental risk analysis; a list and time-line for issuance of all necessary permits; and an economic evaluation of the capital requirements, operating costs and expected profits. The economic evaluation and permit timing should be sufficiently positive to allow for financing of the project to progress to Processing Plant Construction & Operation (Phase 3). In the event that the certifying engineers selected by OPCO require the construction of a pilot plant, then OPCO will proceed as required. If the certifying engineers do not require a pilot plant, then OPCO will proceed with completion of the Bankable Feasibility Study without constructing a pilot plant.

Phase 3 – Processing Plant Construction & Operation

“Processing Plant Construction & Operation” shall mean the construction, start-up and operation of a commercial production facility to process the Clarkdale Slag as recommended in the Bankable Feasibility Study. OPCO will initially construct a module of the processing plant that will process approximately 300 tons of slag per day. OPCO will then perform such changes and modifications as are necessary until that modular plant achieves approximately 80% capacity, 80% of the recoveries, and 80% of the operating profits as outlined in the Bankable Feasibility Study (Phase 2). At that time, OPCO will proceed to complete a “Full Production Module” capable of processing approximately 2,000 tons of slag per day.

Phase 4 – Processing Plant Expansion

“Processing Plant Expansion” shall mean the construction, start-up and operation of additional commercial production capacity to process the Clarkdale Slag at a higher yearly rate, provided such expansion is commercially viable.

Exhibit B
Project Expenses

Current Project Expenses

1.	Architect Contract (Site Plan)		$15,000
2.	URS contract (permits only)		$25,000	+ expenses
3.	Hewlitt / Lassiter contract		$15,000
4.	ALTA survey (project site)		$11,000
5.	Road extension survey (½ with Town)		$10,000
6.	Equipment and transportation payables		$12,000

Additional Project Expenses

7.	Grinder payment		$2,000	per month
8.	Settlement payment (on partition action)		$35,000 due on August __, 2005
9.	Real estate taxes	$	estimated at 2,500 per month
			Semi-annual payments due on March 15th
			(unpaid) and October 15th

Future Project Expenses

10.	Architect / Engineering (building renovation)		$25,000	(est.) (contract pending)
11.	Road Engineering		$20,000	(est.)
12.	Town Fees		$15,000	(est.)
13.	Building renovation	$	unknown
14.	Bridge engineering and renovation	$	unknown

EXHIBIT B

PROJECT ACQUISITION COSTS

INVOICE

May 31, 2005

Mr. Ian Matheson
Phage Genomics Inc
2215 Lucerne Circle
Henderson, NV
89014

RE: CLARKDALE SLAG PROJECT COSTS

Date of Service		Description	Total

Jan 1 – May 31	Clarkdale Property Payments		$530,000.00
	•	Signing commitment & 1st month option
	•	Paid to VRIC on May 20th on signing

	Sierra Mineral Management Payment		$60,000.00
	•	Clarkdale Engineering Report (delivered)
	•	Commitment to become Project Manager
	•	Relocate to Phoenix – Phase 1

	Clarkdale Acquisition Flat Fee		$100,000.00
	•	Technical consulting, legal fees, bridge
		financing fees, marketing expenses, travel
		expenses etc.

	TOTAL DUE		$690,000.00

PLEASE MAKE PAYMENT OUT TO NANOMINERALS CORP.

If you have any questions or concerns with this invoice please contact Charles Ager at 702.523.3881.

Thank you.

Vancouver Corporate Office	17146 20th Avenue Surrey, BC V3S 9N4 www.nanomineralscorp.com	Las Vegas Field Office	PO Box 530696 Henderson, NV 89053 Fax: 702.263.8178